Directed Electronics, Inc.
1 Viper Way
Vista, CA 92081
Directed Electronics Reports First Quarter 2008
Financial Results
Generated $19 million in Operating Cash Flow
Extended Agreement with SIRIUS Satellite Radio
VISTA, California (May 8, 2008) — Directed Electronics, Inc. (Nasdaq: DEIX) announced today financial results for the first quarter ended March 31, 2008. The company also introduced for the first time gross margin reporting separately for security and entertainment and satellite radio products. The company also began reporting satellite radio sales on a net basis as a result of its amended distribution agreement with SIRIUS satellite radio, which reduced the company’s risk in this business.
First Quarter Financial Highlights
•	Achieved Q1 2008 total pro forma sales of $75.4 million, despite the soft consumer environment; GAAP net sales totaled $60.5 million with implementation of satellite radio net reporting as described below

•	Definitive Technology product sales increased double-digits partially offsetting lower security and Polk home audio sales to a major retailer, resulting in total Security & Entertainment product sales declining by 7%

•	Satellite Radio pro forma sales increased 14%

•	Reported GAAP EPS of ($0.06), which included ($0.02) of workforce reduction expenses and RSU tax shortfalls, as compared to ($0.11) in the prior year, which included certain legal expenses

•	Generated $19 million in operating cash flow resulting in cash balance of $17 million, an undrawn revolver of $50 million, and a 19% reduction in debt as compared with Q1 2007
Recent Operating Highlights
•	Extended SIRIUS agreement to January 31, 2009; Given the reduced risk of satellite radio warranty costs, implemented net reporting of satellite radio sales in the first quarter of 2008

•	Shipped Polk Audio’s new I-Sonic Entertainment System II to Apple Stores at the end of the first quarter and expect to ship a broad home audio product assortment to Best Buy in the second quarter

•	Identified or implemented $4.5 million of annualized workforce right-sizing initiatives and continuing to identify additional savings opportunities

•	Based on improved balance sheet, removed from Standard & Poor’s and Moody’s credit watch lists

•	Successfully renegotiated debt agreement providing greater financial flexibility
“We are pleased to have delivered $75 million in first quarter pro forma sales despite the challenging consumer environment,” commented James E. Minarik, Directed’s President and Chief Executive Officer. “We are also pleased with the progress we have achieved on a number of key initiatives including right-sizing our cost structure, reducing working capital, improving our balance sheet, and minimizing our exposure to satellite radio warranty costs.”
“While we are pleased with our progress on these important initiatives, we also have a number of significant opportunities ahead of us to improve our overall performance. The additional opportunities include launching Polk Audio at 900 Best Buy locations, introducing a number of new security and remote start products later this year, reducing our cost structure further, and capitalizing on the potential approval of the SIRIUS and XM merger.”
First Quarter 2008 Results
Prior to January 1, 2008, the company accounted for sales of SIRIUS-related hardware products on a gross basis. The new amendment related to SIRIUS hardware products significantly reduced the company’s risks in this business. Consequently, in accordance with EITF 99-19, satellite radio revenues are now reported on a net basis calculated as gross amounts billed to customers less (i) amounts paid to suppliers, (ii) rebates and discounts, and (iii) other direct costs. The change in the application of our accounting policy did not affect our reported gross profit, operating income, or net income.
Sales
Pro forma net sales in the first quarter of 2008 totaled $75.4 million as compared with $77.9 million in the first quarter of 2007. With the previously mentioned change in the satellite radio sales reporting method, the company’s GAAP net sales were $60.5 million in the first quarter of 2008.
Gross Margins
For the first quarter of 2008, gross margin was 48.6% compared with 40.6% in the first quarter of 2007. The increase is attributable to the change in accounting for the company’s satellite radio products on a net basis in the current quarter as described above.
Operating Expenses
Operating expenses decreased by approximately $3.8 million, or 13.0%, to $25.2 million in the first quarter of 2008 compared with $28.9 million in the first quarter of 2007. The decrease was primarily due to the reduction in the company’s provision for litigation. During the first quarter of 2007, the company accrued $5.5 million of legal fees and settlement expense related to patent litigation. This reduction was partially offset by increases in operating expenses related to the May 2007 acquisition of Trilogix, consulting and severance expenses associated with the right-sizing of the company’s workforce, and increases in distribution costs related to fuel surcharges. Staff reductions identified or implemented in the first and second quarters of 2008 are expected to generate $4.5 million of annualized cost savings.
Interest Expense
Net interest expense decreased 10.4% to $6.2 million in the first quarter of 2008. The decrease is primarily due to lower levels of outstanding debt on the company’s senior credit facility in the current quarter. This decrease was partially offset by a non-cash write-off of $0.1 million in unamortized debt issuance costs related to the amendment to the company’s senior credit facility in the first quarter of 2008.

Income (Loss)
Operating income increased 56.9% to $4.3 million in the first quarter of 2008 compared with $2.7 million in the first quarter of 2007, which included legal expenses of $5.5 million.
First quarter 2008 EBITDA (earnings before interest, taxes, depreciation and amortization) was $6.8 million compared with pro forma EBITDA of $11.5 million in the comparable prior year period. Adjusted EBITDA, which includes adjustments as defined by the company’s lending agreement, was $7.7 million in the first quarter. A quantitative reconciliation from the company’s GAAP results to its pro forma and adjusted results is provided in the accompanying tables.
The company’s net loss for the first quarter of 2008 was ($1.6) million, or ($0.06) per diluted share, which included ($0.02) of workforce reduction expenses and RSU tax shortfalls, compared with a net loss of ($2.8) million, or ($0.11) per diluted share, for the comparable quarter in the prior year. Pro forma net income in the first quarter of 2007 totaled $1.2 million, or $0.05 per diluted share. First quarter 2007 pro forma net income excluded $5.5 million of pre-tax legal fees and settlement expense related to patent litigation. There were no pro forma items in the first quarter of 2008.
Product Category Results
The following table provides pro forma sales and margins on a category basis for the first quarter of 2008 as compared to the same period in the prior year. The following pro forma financial results are reconciled to GAAP results in the accompanying tables.
“We believe the change to net reporting of our satellite radio sales coupled with providing our security and entertainment and satellite radio product category margins will ultimately provide increased transparency into the fundamental drivers of our profitability,” commented Kevin Duffy, Directed’s EVP and CFO. “In the first quarter of 2008, our security and entertainment business comprised approximately 75% of our total pro forma sales but over 90% of our gross profit due to the combination of our strong brands and innovative products which help both our retailers and Directed to earn solid margins.”

	Security & Entertainment		Satellite Radio		Total
	Q1 07	Q1 08	Q1 07	Q1 08	Q1 07	Q1 08
Pro Forma Results:
Net Product Sales	$61,382	$57,032	$15,452	$17,580	$76,834	$74,612
Royalty & Other	1,060	705	39	96	1,099	801

Net Sales	$62,442	$57,737	$15,491	$17,676	$77,933	$75,413

Cost of Sales	33,295	31,144	13,004	14,865	46,299	46,009

Gross Profit	$29,147	$26,593	$2,487	$2,811	$31,634	$29,404
% Margin	46.7%	46.1%	16.1%	15.9%	40.6%	39.0%
Security & Entertainment
Security and entertainment product sales, net of rebates, decreased 7.1% to $57.0 million in the first quarter of 2008 compared with $61.4 million for the same period in 2007. Strong growth of Definitive Technology products was more than offset by slower sales of security, remote start, and Polk Audio products to a major retailer, which comprised two-thirds of the security and entertainment sales decline. The decrease can also be attributed, in part, to the weakening U.S. economy and demand for consumer electronics products.

Gross profit margin on security and entertainment products totaled 46.1% in the first quarter of 2008, materially consistent with the prior year.
Satellite Radio
Satellite radio pro forma product sales, net of rebates, for the first quarter of 2008 totaled $17.6 million, a 13.8% increase as compared with net product sales of $15.5 million for the first quarter of 2007. Leaner retail inventory levels at the end of 2007 coupled with consumer demand consistent with our expectations were primarily responsible for our increased satellite radio sales. Additionally, in the first quarter of 2007, in conjunction with SIRIUS, the company implemented a number of retail price point changes which resulted in price reductions on our first quarter 2007 sales effectively increasing comparative satellite radio product sales in the first quarter of 2008. With the implementation of the previously mentioned net reporting accounting policy, GAAP satellite radio sales, net of $14.9 million in direct costs, totaled $2.7 million for the first quarter of 2008.
On a pro forma basis, gross profit margin on satellite radio sales decreased from 16.1% in the first quarter of 2007 to 15.9% in the first quarter of 2008. As part of the company’s amended distribution agreement with SIRIUS, it agreed to reduce gross margin on sales of satellite radio products in exchange for a reduction in the risk associated with product returns.
Balance Sheet and Cash Flows
The company generated $19.4 million of operating cash flow for the first quarter of 2008 and ended the quarter with $16.7 million in cash and an undrawn revolver of $50 million. First quarter 2008 total debt was $262.3 million, a ($62.2) million, or -19.2%, reduction as compared with total debt of $324.5 million as of March 31, 2007, which included $20 million drawn on the revolver. The company was in compliance with all of its debt covenants as of March 31, 2008. The company reduced its net working capital (accounts receivable plus inventory plus prepaid and other current assets excluding taxes less accounts payable and accrued liabilities) by $62.7 million from $116.4 million as of March 31, 2007 to $53.7 million as of March 31, 2008.
Conference Call and Webcast
Directed Electronics will host a conference call and webcast to discuss its financial results today at 5:00 p.m. Eastern Time. The conference call may include forward-looking statements. This call will be webcast live on the Investor Relations section of the Company’s website at http://www.directed.com and will be archived and available for replay approximately three hours after the live event. The audio replay will be available through 11:59 p.m., May 22, 2008. The Company’s financial results are also available online at http://www.directed.com.
To participate in the conference call, investors should dial 800-762-8973 ten minutes prior to the call. International callers should dial 480-629-9039. A telephone replay of the call will be available through 11:59 p.m. Eastern Time on May 22, 2008 by calling 800-406-7325 (passcode: 3873901). International callers should dial 303-590-3030 and use the same passcode.
About Directed Electronics
Headquartered in Southern California, Directed Electronics is the largest designer and marketer in North America of premium home theater loudspeakers sold under the Polk Audio® and Definitive Technology® brand names, and consumer-branded vehicle security and remote start systems sold under the Viper®, Clifford®, Python® and Autostart® brand names. Directed is also the largest aftermarket supplier of SIRIUS satellite radios and accessories, and a major supplier of mobile audio and video. Directed markets its broad portfolio of products through many channels including leading national retailers and specialty chains throughout North America, and around the world. Founded in 1982, the company has more than 500 employees and operations in California, Maryland, Canada, Europe and Asia. For more information, please visit http://www.directed.com.
Forward-Looking Statements
Certain statements in this news release that are not historical fact constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements typically are identified by the use of terms such as “may,” “should,” “might,” “believe,” “expect,” “anticipate,” “estimate” and similar words, although some may be expressed differently. Forward-looking statements in this release include, but are not limited to, statements as to expected savings from the company’s staff reductions. Shareholders and other readers are cautioned not to place undue reliance on these forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results of Directed to be materially different from historical results or from any results expressed or implied by such forward- looking statements. These factors include competition in the consumer electronics industry, development of new products and changing demand of customers, reliance on certain key customers, adverse developments affecting SIRIUS Satellite Radio, decline in consumer spending, reliance on certain manufacturers and their ability to maintain satisfactory delivery schedules, disruption in supply chain, shortages of components and materials, economic risks associated with changes in social, political, regulatory, and economic conditions in the countries where the company’s products are manufactured, quality installation of products by customers, significant product returns or product liability claims, compliance with various state and local regulations, risks with international operations, impairment of goodwill and intangible assets, claims related to intellectual property, ability to service debt obligations, restrictive terms of the company’s senior secured credit facility, vulnerability to increases in interest rates, disruption in distribution centers, ability to raise additional capital if needed, dependence on senior management, ability to realize on investments made in the business, and integration of acquired businesses. Certain of these factors, as well as various additional factors, are discussed from time to time in the reports filed by Directed with the Securities and Exchange Commission, including the Form 10-K for the year ended December 31, 2007. Directed disclaims any intent or obligation to update these forward-looking statements.
Contacts:
Kevin Duffy
Chief Financial Officer
Phone: (760) 598-6200
John Mills
Integrated Corporate Relations
Phone: (310) 954-1100

DIRECTED ELECTRONICS, INC.
Consolidated Statements of Income
(unaudited, in thousands, except per share amounts)

	GAAP		Pro Forma
	Quarter	Quarter	Quarter	Quarter
	Ended	Ended	Ended	Ended
	3/31/2008	3/31/2007	3/31/2008	3/31/2007
Sales:
Security and entertainment product sales, net	$57,032	$61,382	$57,032	$61,382
Satellite radio product sales, net	2,715	15,452	17,580	15,452

Net product sales	59,747	76,834	74,612	76,834

Royalty and other revenue	801	1,099	801	1,099

Net Sales	60,548	77,933	75,413	77,933

Cost of sales:
Cost of security and entertainment sales	31,144	33,295	31,144	32,353
Cost of satellite radio sales	—	13,004	14,865	13,004

Total cost of sales	31,144	46,299	46,009	45,357

Gross profit	29,404	31,634	29,404	32,576

Operating expenses:
Selling, general and administrative	25,154	23,431	25,154	23,431
Provision for litigation	—	5,494	—	—

Total operating expenses	25,154	28,925	25,154	23,431

Income from operations	4,250	2,709	4,250	9,145

Other income (expense):
Interest expense, net	(6,232)	(6,959)	(6,232)	(6,959)

Income (loss) before provision for income taxes	(1,982)	(4,250)	(1,982)	2,186

Provision for (benefit from) income taxes	(379)	(1,482)	(379)	942

Net income (loss)	$(1,603)	$(2,768)	$(1,603)	$1,244

Net income (loss) per common share:
Basic and diluted	$(0.06)	$(0.11)	$(0.06)	$0.05

Weighted average number of shares:
Basic and diluted	25,858	25,955	25,858	25,955
This earnings release includes information presented on a pro forma basis. These pro forma financial measures are considered “non-GAAP” financial measures within the meaning of SEC Regulation G. The Company believes that this presentation of pro forma results provides useful information to both management and investors by excluding specific revenue, costs and expenses that the Company believes are not indicative of core operating results. Additionally, in accordance with GAAP, beginning in the first quarter of 2008, the Company reported satellite radio sales on a net basis, but has not recast prior period satellite radio sales as the change in presentation is not considered a change in accounting principle but is the application of the same principle to different facts and circumstances. For comparison and discussion purposes, the Company provides sales and cost information on a gross basis. Although not in accordance with GAAP, the Company believes this information is informative as to the level of its satellite radio business, provides increased transparency, and presents satellite radio sales on a basis comparable to prior periods and to security and entertainment sales. The presentation of this additional information should not be considered in isolation or as a substitute for results prepared in accordance with generally accepted accounting principles. The reconciliations set forth below are provided in accordance with Regulation G and reconcile the pro forma financial measures with the most directly comparable GAAP-based financial measures.

DIRECTED ELECTRONICS, INC.
Reconciliation of GAAP to Pro Forma Net Sales, Cost of Sales, and Gross Profit
(unaudited, in thousands)

	As Reported	Reclassification	Pro Forma	As Reported
	Quarter	Quarter	Quarter	Quarter
	Ended	Ended	Ended	Ended
	3/31/2008	3/31/2008	3/31/2008	3/31/2007
Sales:
Security and entertainment product sales, net	$57,032	$—	$57,032	$61,382
Satellite radio product sales, net	2,715	14,865	17,580	15,452

Net product sales	59,747	14,865	74,612	76,834

Royalty and other revenue related to security and entertainment products	705	—	705	1,060
Other revenues related to satellite radio products	96	—	96	39

Royalty and other revenue	801	—	801	1,099

Net Sales	$60,548	$14,865	$75,413	$77,933

Cost of sales:
Cost of security and entertainment sales	31,144	—	31,144	33,295
Cost of satellite radio sales	—	14,865	14,865	13,004

Total cost of sales	$31,144	$14,865	$46,009	$46,299

Security and entertainment gross profit, including royalty and other revenue	$26,593		$26,593	$29,147
Satellite radio gross profit, including other revenue	—		2,811	2,487
Consolidated gross profit	$29,404		$29,404	$31,634

Security and entertainment gross profit margin	46.1%		46.1%	46.7%
Satellite radio gross profit margin	—		15.9%	16.1%
Consolidated gross profit margin	48.6%		39.0%	40.6%
DIRECTED ELECTRONICS, INC.
Reconciliation of GAAP to Pro Forma Net Income (Loss) Available to Common Shareholders
(unaudited, in thousands, except per share amounts)

	Quarter	Quarter
	Ended	Ended
	3/31/2008	3/31/2007
GAAP net income (loss)	$(1,603)	$(2,768)
Adjustments:
Gross profit reduction from purchase accounting	—	942
Patent litigation costs	—	5,494
Tax effects of adjustments	—	(2,424)

Pro forma net income (loss)	$(1,603)	$1,244

GAAP net income (loss) per common share, diluted	$(0.06)	$(0.11)
Pro forma net income (loss) per common share, diluted	$(0.06)	$0.05

Diluted weighted average number of shares (GAAP and pro forma)	25,858	25,955

DIRECTED ELECTRONICS, INC.
Reconciliation of GAAP Net Income (Loss) to Pro Forma and Adjusted EBITDA (Note 1)
(unaudited, in thousands)

	Quarter	Quarter
	Ended	Ended
	3/31/2008	3/31/2007
Net income (loss)	$(1,603)	$(2,768)
Adjustments:
Interest expense, net	6,232	6,959
Depreciation	695	632
Amortization	1,897	1,684
Taxes	(379)	(1,482)

EBITDA (Note 1)	$6,842	$5,025

Gross profit reduction from purchase accounting	—	942
Patent litigation costs	—	5,494

Pro forma EBITDA (Note 1)	$6,842	$11,461

Non-cash stock-based compensation	304	125
Other	521	(795)

Adjusted EBITDA (Note 1)	$7,667	$10,791

Note 1: EBITDA (earnings before interest, income taxes, depreciation, and amortization, including goodwill and intangible asset impairment) is not a measure of financial performance under generally accepted accounting principles, or GAAP, but is used by some investors to determine a company’s ability to service or incur indebtedness. The company presents pro forma EBITDA as it believes that pro forma results provide useful information to both management and investors by excluding specific revenue, costs and expenses that the company believes are not indicative of core operating results. Adjusted EBITDA is presented as it includes other adjustments permitted under the company’s lending agreement for covenant calculations. The presentation of this additional information should not be considered in isolation or as a substitute for results prepared in accordance with generally accepted accounting principles. The reconciliation set forth above is provided in accordance with Regulation G and reconciles EBITDA, pro forma EBITDA, and adjusted EBITDA with the most directly comparable GAAP-based financial measure. EBITDA is not calculated in the same manner by all companies and accordingly is not necessarily comparable to similarly entitled measures of other companies and may not be an appropriate measure for performance relative to other companies. EBITDA is not intended to represent and should not be considered more meaningful than, or as an alternative to, measures of operating performance as determined in accordance with GAAP.

DIRECTED ELECTRONICS, INC.
Condensed Consolidated Balance Sheets
(in thousands)

	March 31,	December 31,
	2008	2007
ASSETS

Cash and cash equivalents	$16,679	$4,760
Accounts receivable, net	47,445	77,366
Inventories	67,880	64,219
Other current assets	19,571	22,936

Total current assets	151,575	169,281

Property and equipment, net	7,202	7,353
Intangible assets, net	154,929	157,265
Other assets	7,888	6,535

Total assets	$321,594	$340,434

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)

Accounts payable	$36,769	$44,814
Accrued expenses	27,122	28,527
Current portion of notes payable	2,669	2,669

Total current liabilities	66,560	76,010

Revolving loan	—	4,000
Senior notes, less current portion	259,589	260,257
Deferred tax liability	8,117	8,864
Other liabilities	5,686	5,201

Total liabilities	339,952	354,332

Shareholders’ equity (deficit)	(18,358)	(13,898)

Total liabilities and shareholders’ equity (deficit)	$321,594	$340,434